Exhibit 3.9(b)
FIRST AMENDMENT TO THE
COMPANY AGREEMENT OF
LGI HOMES - E. SAN ANTONIO, LLC

Pursuant to Section 12 of the Company Agreement of LGI HOMES - E. SAN ANTONIO, LLC, a Texas limited liability company (the “Company”), entered into effective November 16, 2012 (the “Original Agreement”), the undersigned, being the sole Member of the Company, hereby amends the Original Agreement as follows:

1.	Amendment to Section 7. Section 7 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

Section 7.  “Management of the Company.  The business affairs of the Company shall be managed by the sole manager of the Company (“Manager”). Except as expressly provided herein or as otherwise required by applicable law, the Manager shall have complete and exclusive control of the management of the Company’s business and affairs. The Manager is LGI Homes Group, LLC, a Texas limited liability company and the sole Member of the Company as of the date hereof.”

2.	Amendment to Section 8. Section 8 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

Section 8.  “Powers.  The Manager shall have the power to do any and all acts necessary or convenient to or for the furtherance of the business of the Company, including all powers, statutory or otherwise, possessed by members of limited liability companies under the laws of the State of Texas.  The Manager has the authority to bind the Company. The Manager has the authority to sign all documents on behalf of the Company. The Manager may appoint such officers (“Officers”) of the Company as the Manager so determines.”

3.	Amendment to Section 9. Section 9 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

Section 9. “Exculpation and Indemnification. No Member, Manager or Officer shall be liable to the Company or any other person or entity for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such person by this Agreement, except that a Member, Manager or Officer shall be liable for any loss, damage or claim incurred by reason of such person’s willful misconduct.  To the full extent permitted by applicable law, each Member, Manager and Officer shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such person by reason of any act or omission performed or omitted by such Member, Manager or Officer in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such person by this Agreement, except that no Member, Manager or Officer shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such person by reason of willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 9 shall be provided out of and to the extent of Company assets only, and no Member, Manager or Officer shall have personal liability on account thereof.”

4.	Remaining Provisions Unchanged. Except as amended by this First Amendment, all terms and provisions of the Original Agreement shall remain in full force and effect.

5.	Defined Terms. Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the Original Agreement.

6.	Governing Law. THIS FIRST AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO PRINCIPALS OF CONFLICTS OF LAWS.

7.
Severability. If any provision of this First Amendment or the application thereof to any person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of the Original Agreement, as amended by this First Amendment, shall not be affected and shall be enforceable to the fullest extent permitted by applicable law.

DATED AND EFFECTIVE as of this  3  day of June, 2016.

SOLE MEMBER:

LGI HOMES GROUP, LLC

By:	/s/ Eric T. Lipar
Eric T. Lipar, Manager

[First Amendment to the Company Agreement of
LGI Homes - E. San Antonio, LLC]